Exhibit 10.1

LyondellBasell

U.S. SENIOR MANAGEMENT DEFERRAL PLAN

Effective May 1, 2012

LyondellBasell

Deferral Plan

2

ARTICLE I

GENERAL PROVISIONS

Section 1.1 Purpose and Intent.

This Plan is intended to provide the opportunity for Eligible Employees to accumulate supplemental funds for retirement or special needs before retirement through deferral of portions of their regular Salary and Awards.

This Plan is intended (1) to comply with Code Section 409A and any related regulation or other guidance promulgated by applicable governmental agencies (“Code Section 409A”) and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

Section 1.2 Effective Date.

This Plan document shall be effective as of May 1, 2012.

Section 1.3 Definitions.

Account means a separate bookkeeping account maintained by the Plan Sponsor for each Participant which measures and determines the amounts to be paid to the Participant under the Plan. An Account may be divided in subaccounts as needed to reflect particular Deferral Elections, including a Deferred Cash Compensation Account and a Deferred Stock Compensation Account for each Deferral Period.

Awards mean Cash Awards or Stock Awards.

Beneficiary means a person who is entitled to receive a Participant’s interest under this Plan when the Participant dies before his Account is totally distributed.

Benefits Administrative Committee means the Benefits Administrative Committee of Lyondell Chemical Company.

Cash Awards means cash awards made under the Short-Term Incentive Plan or the Medium Term Incentive Plan.

Change of Control shall have the meaning assigned to such term under the Long-Term Incentive Plan.

Code means the Internal Revenue Code of 1986, as amended, including any successor provisions and any regulations or other guidance promulgated by applicable governmental agencies.

Common Stock means the Class A ordinary shares of LyondellBasell Industries N.V., par value €0.04 per share.

Compensation Committee means the Compensation Committee of the Supervisory Board of LyondellBasell Industries N.V.

Company means collectively the Plan Sponsor and all Participating Employers.

Deferral Election means a Participant’s election to defer Salary and/or Awards during a Deferral Period.

Deferral Period means the particular calendar year for which a Deferral Election is made; provided that the first Deferral Period shall be the period from May 1, 2012 through December 31, 2012. A new Deferral Period begins each January 1 and ends each December 31.

Deferred Cash Compensation Account means the subaccount maintained for deferrals of Cash Awards.

Deferred Compensation means the amount of Salary and/or Awards a Participant elects to defer by a Deferral Election.

Deferred Stock Compensation Account means the subaccount maintained for deferrals of Stock Awards.

Disability means a medically determinable physical or mental impairment which is expected to last for at least a continuous twelve (12) month period or is expected to result in death, where the Participant (i) either cannot engage in any substantial gainful employment due to the impairment or (ii) is receiving disability benefits for at least three (3) months under the Employer’s applicable disability plan.

Distribution means a distribution of a Participant’s Account as a result of a Separation from Service or other event specified under this Plan and permitted by Code Section 409A.

Distribution Election means an election made by a Participant pursuant to Article IV for each Deferral Period with respect to his Account attributable to such Deferral Period.

Early Distribution means a Distribution pursuant to Section 4.3 of the Plan.

Effective Date means May 1, 2012.

Eligible Employee means an employee of the Company who is (i) on a United States dollar payroll and (ii) classified at a level of M-1 or above in the LyondellBasell Group compensation classification system, but excluding expatriate Employees from a country that is not the United States who are paid on the U.S. dollar payroll.

Employer means the employer of a Participant.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, including any successor provisions and any regulations or other guidance promulgated by applicable governmental agencies.

Financial Hardship means a condition of severe financial difficulty due to an unforeseeable emergency resulting from (i) an illness or accident of the Participant, his spouse or dependent; (ii) a casualty causing a Participant’s property loss; or (iii) other similar or extraordinary and unforeseeable circumstances created by events beyond the Participant’s control, as determined by the Benefits Administrative Committee, based on written information supplied by the Participant and which is sufficient to justify the requested change in a Distribution election under the Plan without causing the Participant or any other Participant to receive taxable income from the Plan before the Participant actually receives his benefit.

LyondellBasell Group means the LyondellBasell Industries N.V. and its affiliates.

Medium-Term Incentive Plan means the currently operative LyondellBasell Industries Medium-Term Incentive Plan or such similar medium term cash award plan that the Compensation Committee has approved for Awards under this Plan.

Long-Term Incentive Plan means the currently operative LyondellBasell Industries 2010 Long-Term Incentive Plan or such similar equity award plan that the Compensation Committee has approved for Awards under this Plan.

Participant means any Eligible Employee who is participating in this Plan, and any former Eligible Employee who has not received the entire benefit to which he is entitled under this Plan.

Participating Employer means Equistar Chemicals, LP, Houston Refining LP, Lyondell Chemical Overseas Services, Inc. and any other United States entity within the LyondellBasell Group whose employees are included in the Plan upon authorization of the Compensation Committee.

Plan means the LyondellBasell U.S. Senior Management Deferral Plan.

Plan Administrator means the Benefits Administrative Committee or its delegate, including a third party provider of services that may include recordkeeping, Participant accounting, Participant communication, payment of installments, tax reporting, and or any other services specified in an agreement with such third party.

Plan Sponsor means Lyondell Chemical Company.

Plan Year means each calendar year beginning on January 1 and ending on December 31; provided that the first Plan Year shall be a short Plan Year beginning on May 1, 2012 and ending on December 31, 2012.

Salary means the annualized rate of regular base salary determined as of the first day of the Deferral Period, excluding Awards and any other special or additional compensatory payments made by the Employer.

Separation from Service means when a Participant ceases to serve as an employee or contractor for any reason; provided that Separation from Service shall not include (i) a Participant’s transfer of employment within the Company or from the Company to another entity within the LyondellBasell Group; (ii) a Participant’s demotion to a compensation level below M-1; or (iii) a separation that does not constitute a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i).

Short-Term Incentive Plan means the currently operative annual LyondellBasell Industries Short-Term Incentive Plan or such similar annual bonus plan that the Compensation Committee has approved for Awards under this Plan.

Specified Employee means a Participant who is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i).

Stock Awards means grants of restricted stock units, performance shares or other equity based compensation under the Long-Term Incentive Plan.

Valuation Date means the last business day in each calendar month when the appropriate United States financial markets are open.

ARTICLE II

PARTICIPATION AND DEFERRAL ELECTIONS

Section 2.1 Eligibility and Participation.

(a) Eligibility. Eligibility to participate in this Plan shall be limited to Eligible Employees. An employee who becomes eligible to participate in this Plan after a Deferral Period begins shall not be eligible to participate until the following Deferral Period.

(b) Participation. An Eligible Employee may elect to participate in the Plan by submitting a Deferral Election for a Deferral Period.

Section 2.2 Deferral Types.

(a) Award Deferral. Any Eligible Employee may elect to defer all or a portion of an Award.

(b) Salary Deferral. Any Eligible Employee who is classified at a level of M-4 or above in the LyondellBasell Group compensation classification system at the beginning of a Deferral Period may elect to defer not more than 50% of Salary. All references to deferral of Salary shall be limited to Eligible Employees who qualify under this Section 2.2(b).

Section 2.3 Deferral Elections.

Any Deferral Election shall be subject to any limits, conditions or restrictions, such as minimum or maximum deferral amounts, as the Plan Administrator prescribes before the Deferral Period begins. Subject to Section 2.4 of this Plan, before each Deferral Period, at a time and in the manner the Plan Administrator prescribes, each Eligible Employee may elect to defer Salary and/or Awards. A Distribution Election specifying the time and form of Distribution of the deferred amount for a Deferral Period shall be made in accordance with the provisions of Article IV of this Plan when the Deferral Election is made. Except in the case of Financial Hardship pursuant to Section 2.6, this Deferral Election shall be irrevocable after the Deferral Period begins.

Section 2.4 Special Rules for the first Deferral Period.

For	the first Deferral Period, a Deferral Election may be made only with respect to

(a)	Salary earned for the period beginning with the first pay period that ends on or after May 1, 2012 and ending on December 31, 2012; and/or

(b)	A Cash Award made under the Short-Term Incentive Plan for the 2012 Short-Term Incentive Plan Year.

For subsequent Deferral Periods, Deferral Elections may be made for all Salary to be earned during the Deferral Period, Cash Awards to be granted under the Short-Term Incentive Plan and the Medium Term Incentive Plan during the Deferral Period and Stock Awards to be granted under the Long-Term Incentive Plan during the Deferral Period, even if such Awards are paid or vest in a subsequent Deferral Period. Notwithstanding the foregoing, in accordance with Treasury Regulation Section 1.409A-2(a)(13), Salary earned during the pay period containing the last day of the Deferral Period but paid in the subsequent Deferral Period under the regular payroll practices of the Employer shall be subject to the Deferral Election that relates to such subsequent Deferral Period.

Section 2.5 Separation from Service.

Any outstanding Deferral Election relating to Salary and Awards payable after Separation from Service shall remain binding; otherwise, a Participant’s Deferral Elections shall terminate on the Participant’s Separation from Service.

Section 2.6 Transfers.

A Participant’s Deferral Elections shall be irrevocable regardless of a transfer of employment within the LyondellBasell Group.

Section 2.7 Financial Hardship.

The Benefits Administrative Committee may permit a Participant to cease remaining deferrals under a Deferral Election upon finding that the Participant has suffered a Financial Hardship, to the extent that the Deferral Election may be revoked as a result of the Financial Hardship under Code Section 409A.

ARTICLE III

DEFERRED COMPENSATION ACCOUNTS

Section 3.1 Accounts.

Accounts shall be maintained for each Participant for record-keeping purposes only.

Section 3.2 Deferred Compensation.

(a) Crediting of Cash Compensation. A Participant’s deferred Salary, Cash Awards and any dividend equivalents attributable to deferred Stock Awards shall be credited to the Participant’s Deferred Cash Compensation Account on or as soon as soon as administratively practicable following the date when the compensation would have been paid but for the Deferral Election.

(b) Crediting of Stock Awards. A Participant’s deferred Stock Awards shall be credited as shares of Common Stock in the Participant’s Deferred Stock Compensation Account.

(c) Withholding. For each Deferral Election, the Company shall have the right to withhold from Salary or any other amount elected by the Participant to be credited to the Deferred Cash Compensation Account for the Deferral Period (or otherwise to cause the Participant, his Beneficiary or the executor or administrator of his estate to pay) any federal, state, local or foreign taxes required to be withheld for any Deferred Compensation for such Deferral Period, including, but not limited to, Medicare taxes.

Section 3.3 Earnings Equivalents.

(a) Deferred Cash Compensation Account. Credits for amounts in the Deferred Cash Compensation Account shall be treated as having been invested in one or more of the core fund investment options available for the ongoing deposit of new employee contributions into the LyondellBasell Savings Plan. Additional credit or debit amounts will be posted to the Participant’s Deferred Cash Compensation Account based on the performance of those investment options. The Participant shall have the right to designate and change which of the available core fund investment options are to be used in valuing his or her Deferred Cash Compensation Account, subject to the rules governing investment direction and transfers among funds in the LyondellBasell Savings Plan.

(b) Deferred Stock Compensation Account. The value of dividend equivalents, if any, with respect to Stock Awards held in a Participant’s Deferred Stock Compensation Account shall be credited to the Participant’s Deferred Cash Compensation Account.

Section 3.4 Vesting.

Each Participant shall be one hundred percent (100%) vested at all times in the amounts credited to the Participant’s Deferred Cash Compensation Account. A Participant shall be vested in the Participant’s Deferred Stock Compensation Account to the extent, and at the same time as, the Participant’s deferred Stock Awards vest.

ARTICLE IV

DISTRIBUTION OF PLAN BENEFITS

Section 4.1 Generally.

Subject to the following provisions of this Article IV, Distribution shall be made in the form of a single lump sum not more than 60 days following the Valuation Date of the first full calendar month following the earliest to occur of a Separation from Service, Change of Control, death, or Disability.

Section 4.2 Separation from Service.

(a) Optional Installment Form of Payment. A Participant may elect at the same time as his Deferral Election for a Deferral Period that all or a portion of his Account attributable to such Deferral Period which becomes distributable due to Separation from Service be paid in the form of five annual installment payments. The portion of a Participant’s Account for which the Participant may make such an election shall be determined in accordance with administrative rules established by the Plan Administrator. Except with respect to a Specified Employee, the first installment of the Distribution shall be paid not more than 60 days following the Valuation Date of the first full calendar month following the Separation from Service, and subsequent installments of the Distribution shall be redetermined based on the remaining balance and the remaining number of installments and paid in each of the next four taxable years not more than 60 days following the business day on which the appropriate financial markets are open that is coincident with or next preceding the anniversary of the Valuation Date for the first installment of the Distribution. . In the event of a Change of Control, death, or Disability prior to the end of the installment period, the remaining balance in the Participant’s Account shall be paid in accordance with Section 4.1.

(b) Specified Employees. If a Participant is a Specified Employee whose Account becomes distributable due to Separation from Service, a Distribution shall not begin for at least six (6) months following the Specified Employee’s Separation from Service, whether in a lump sum or installment payment form, except in the event of the Specified Employee’s death, in which case the Specified Employee’s Account shall be paid pursuant to Section 4.1. If the Distribution is payable in a lump sum, such lump sum shall be paid on, or within 60 days after, the Valuation Date on or immediately following the date that is six (6) months after the Specified Employee’s Separation from Service. If the Specified Employee elected installment payments, the first installment shall be paid on, or within 60 days after, the Valuation Date on or immediately following the date that is six (6) months after the Specified Employee’s Separation from Service. Subsequent installments shall be paid pursuant to Section 4.2(a), with the Valuation Date of the first installment determined pursuant to the preceding sentence. Lump sum and installment payments shall be calculated on the Account value at the delayed Distribution date and shall commence as soon as administratively possible following the delayed Distribution date; provided, however, that this Section 4.2(b) shall apply only if any member of the LyondellBasell Group is a corporation any stock in which is publicly traded on an established securities market or otherwise.

Section 4.3 Early Distribution.

(a) Early Distribution Election. A Participant may elect at the same time as his Deferral Election for a Deferral Period that all or a portion of his Account attributable to such Deferral Period be paid prior to the date his Account would otherwise be distributable under Section 4.1 and 4.2 in the form of a single lump sum. The portion of a Participant’s Account for which the Participant may make such an election shall be determined in accordance with administrative rules established by the Plan Administrator. The lump sum shall be paid not more than 60 days following the Valuation Date on or immediately following the date elected for the Early Distribution, which must be at least six (6) years after the Deferral Election becomes effective. If an event described in Section 4.1 or 4.2 occurs prior to the Early Distribution date, the Early Distribution election will be canceled and Distribution will be made under Section 4.1 and Section 4.2, as applicable.

(b) Subsequent Deferral Election. A Participant may elect to delay the commencement of an Early Distribution, according to procedures adopted by the Plan Administrator, but (1) the election may not become effective until at least twelve (12) months after the date the new Distribution election is made, (2) the election must defer payment for a period of at least five (5) years after the original Distribution date and (3) the new Distribution election must be made at least twelve (12) months before the date the original Distribution was scheduled to occur.

Section 4.4 Financial Hardship.

When the Benefits Administrative Committee finds that a Participant has suffered a Financial Hardship, following the Participant’s written application, the Benefits Administrative Committee shall distribute all or a portion of the Participant’s Account reasonably necessary to satisfy the Financial Hardship. The amount necessary to satisfy the Financial Hardship shall be the amount determined according to the requirements of Code Section 409A. The Distribution shall be paid in a lump sum not more than 45 days following the Valuation Date on or immediately following the Financial Hardship finding.

Section 4.5 Valuation and Settlement.

The amount of a lump sum and the initial amount of installment payments for a Participant’s Account shall be based on the value of the Participant’s Account on the Valuation Date of the first full calendar month following the date on which a Participant or his Beneficiary becomes entitled to a Distribution, except in the case of an Early Distribution, which shall be based on the value of the Participant’s Account on the Valuation Date on or immediately following the date elected for the Early Distribution. A Participant’s Deferred Cash Compensation Account shall be distributed in cash. A Participant’s Deferred Stock Compensation Account shall be distributed in shares of Common Stock. The Company shall have the right to withhold from Salary or any Plan benefits (or otherwise to cause the Participant, his Beneficiary or the executor or administrator of his estate to pay) any federal, state, local or foreign taxes required to be withheld for benefits paid by the Plan.

Section 4.6 Small Benefit.

Notwithstanding any Distribution Election, the Plan Administrator shall pay any benefit as a lump sum payment to the Participant or any Beneficiary, if the lump sum amount of the Account balance which is payable to the Participant or Beneficiary in installments when payments to the Participant or Beneficiary would otherwise commence is less than $50,000.

Section 4.7 Year of Payment.

In the event a Distribution is to be paid under the terms of the Plan within a specified period of time, neither the Participant nor his Beneficiary is permitted to designate the taxable year of the payment.

Section 4.8 Tax Withholding and Other Permitted Accelerated Payments.

Notwithstanding anything to the contrary in the Plan, the Plan Administrator may, in its discretion, direct the accelerated payment of Plan benefits under any of the circumstances permitted under Treasury Regulation Section 1.409A-3(j)(4) or any successor regulation or prescribed by the Commissioner of Internal Revenue in generally applicable guidance published in the Internal Revenue Bulletin; provided, however, that a Participant may not make a direct or indirect election as to whether the Plan Administrator’s discretion to accelerate payment under this Section 4.8 is exercised. Accelerated payment of Plan benefits made to satisfy employment taxes pursuant to Treasury Regulations Section 1.409A-3(j)(4)(vi) that are made with respect to any Stock Award, including any applicable employment taxes withheld on vesting of a Stock Award, shall result in a reduction, based on the Fair Market Value, as defined in the Long-Term Incentive Plan, of the Common Stock on the date such taxes are required to be withheld, of the number of shares of Common Stock held in the Participant’s Deferred Stock Compensation Account.

ARTICLE V

BENEFICIARY DESIGNATION

Section 5.1 Beneficiary Designation.

Each Participant has the right to designate a Beneficiary or Beneficiaries to receive his interest in his Account on his death. The designation shall be made in the time and manner the Plan Administrator prescribes, and a single designation shall apply to the Participant’s entire Account. The Participant has the right to change or revoke any designation from time to time by filing a new designation or notice of revocation, and no notice to any Beneficiary nor consent by any Beneficiary shall be required to make any change or revocation.

Section 5.2 Failure to Designate a Beneficiary.

If a Participant fails to designate a Beneficiary before his death, or if no designated Beneficiary survives the Participant, the Plan Administrator shall direct the Company to pay his Account balance in a lump sum to the executor or administrator of his estate.

ARTICLE VI

ADMINISTRATION

Section 6.1 Interpretation.

The Benefits Administrative Committee has the exclusive right and discretionary authority to interpret the Plan’s provisions and to decide questions arising in its administration. The decisions and interpretations of the Benefits Administrative Committee shall be final and binding on the Company, Participants, employees and all other persons.

Section 6.2 Administrative Records.

The Plan Administrator shall keep records reflecting Plan administration, which the Company may audit.

Section 6.3 Claims.

If a Participant makes a written request alleging a right to receive Plan benefits or alleging a right to receive an adjustment in Plan benefits being paid, the Plan Administrator shall treat it as a benefit claim. The decision will be made within ninety (90) days after the Plan Administrator receives the claim unless the Plan Administrator determines additional time due to special circumstances is needed. If the Plan Administrator determines that an extension to process a claim is required, the final decision may be deferred up to one hundred eighty (180) days after the claim is received, if the claimant is notified in writing of the need for the extension and the anticipated date of a final decision before the end of the initial ninety (90) day period.

If the Plan Administrator decides that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing or electronically, in terms calculated to be understood by the claimant, of the specific reasons for the denial, the Plan provisions on which the denial is based, a description of additional material or information necessary to perfect the claim and an explanation of why the material or information is needed, and an explanation of the Plan’s claim review procedures. If no action is taken on the claim within these time periods, the claim shall be deemed denied on the last day of the applicable time period. The claimant is entitled to a full and fair review of the denied claim after actual or constructive notice of a denial.

The claimant, or his authorized representative, must file a written request for review with the Benefits Administrative Committee setting forth the grounds for the request and any supporting facts, comments or arguments he wishes to make, within sixty (60) days after actual or constructive notice. If a written request for review is not received within this sixty (60) day period, the denial will be final. The claimant shall have reasonable access to all relevant documents pertaining to the claim.

The Benefits Administrative Committee or the persons responsible to conduct the review on the Benefits Administrative Committee’s behalf shall conduct a full review of the claim. Unless special circumstances require an extension of the review period, the Benefits Administrative Committee will render its decision no later than the date of its next regularly scheduled meeting, unless the request is filed less than thirty (30) days before that meeting. If the request is filed less than thirty (30) days before a regularly scheduled meeting, the Benefits Administrative Committee will render its decision no later than the date of the second regularly scheduled meeting after it receives the request. However, if special circumstances require an extension of the review period, a final decision shall be rendered no later than the third regularly scheduled meeting after it receives the request for review, if the claimant is notified in writing of the special circumstances and the date of the expected decision, before the time is extended due to special circumstances. If the decision on review is not furnished to the claimant within the applicable time period(s), the claim shall be denied on the last day of the applicable period. Benefits Administrative Committee decisions shall be in writing. The decision shall include specific reasons for the action taken, including the specific Plan provisions on which the decision is based. The claimant shall be notified of the right to reasonable access, on request, to relevant documents or other information without charge and of the right to bring action under ERISA Section 502(a).

Section 6.4 Committee Liability.

No member of the Benefits Administrative Committee shall be liable for any action taken in good faith or for exercise of any power given the Benefits Administrative Committee, or for the actions of other members of the Benefits Administrative Committee.

ARTICLE VII

AMENDMENT AND TERMINATION

Section 7.1 Plan Amendment.

This Plan may be amended at any time and from time to time by a written instrument signed by an officer of the Plan Sponsor duly authorized by the Board of Directors (or other equivalent governing authority) of the Plan Sponsor.

Section 7.2 Termination.

The Plan Sponsor intends to continue this Plan indefinitely, but reserves the right to terminate it at any time for any reason.

Section 7.3 Effect of Amendment or Termination.

No Plan amendment or termination may adversely affect the benefit payable to any Participant receiving or entitled to receive Plan benefits before the effective date of the amendment or termination, and no termination shall result in the acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan unless the termination is in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix). However, the Plan Sponsor may amend the Plan to eliminate any form of payment or to comply with any law or regulation, including but not limited to, reformation of any Plan provision that would result in an excise tax being imposed under Code Section 409A, and if so, that amendment or reformation will not be deemed to adversely affect any Participant’s benefit entitlement.

Section 7.4 Effect of Legislation.

It is intended that the provisions of the Plan satisfy the requirements of Code Section 409A and that the Plan be operated in a manner consistent with such requirements to the extent applicable. Therefore, the Plan Administrator may make adjustments to the Plan and may construe the provisions of the Plan in accordance with the requirements of Code Section 409A. If any Plan provision would result in imposition of an excise tax under Code Section 409A, the terms of Code Section 409A shall apply and that Plan provision will be reformed to avoid the excise tax.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Unfunded Benefit Plan.

This Plan is intended to constitute an unfunded plan which is maintained primarily to provide deferred compensation in the form of additional benefits to a select group of management or highly compensated employees, as defined in ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

Section 8.2 Unsecured General Creditor.

Participants and their Beneficiaries shall have no legal or equitable rights, claims or interests in any specific Company assets or property, nor are they the Beneficiaries of, or have any rights, claims or interests in, any life insurance policies, annuity contracts, or the proceeds of those policies or contracts which the Company owns or acquires (“Policies”). Any Policies or other Company assets shall be and shall remain general, unpledged, unrestricted Company assets. The Company’s obligation under the Plan is merely an unfunded and unsecured Company promise to pay money in the future.

Section 8.3 Grantor Trust.

Although the Company is responsible for all Plan benefits, the Company, in its discretion, may contribute funds to a grantor trust, as it deems appropriate, to pay Plan benefits. The trust may be irrevocable, but trust assets shall be subject to the claims of creditors of the Company. To the extent any Plan benefits are actually paid from the trust, the Company shall have no further obligation for those benefits, but to the extent the benefit is not paid, benefits shall remain the obligation of, and shall be paid by, the Company. Participants shall be unsecured creditors insofar as their legal claim for Plan benefits, and Participants shall have no security interest in the grantor trust.

Section 8.4 Non-Assignment.

Payments to and benefits under this Plan are not assignable, transferable or subject to alienation since they are primarily for the support and maintenance of the Participants and their Beneficiaries. Payments may be offset by the Company as provided under Section 8.7.

Section 8.5 No Employment Right.

The Plan provisions shall not give an Eligible Employee the right to be retained in the Employer’s service nor shall this Plan or any action taken under it be construed as an employment contract.

Section 8.6 Adjustments.

The Plan Administrator may adjust a Participant’s Plan benefit or make other adjustments required to correct administrative errors or provide uniform treatment of Participants, in a manner consistent with the Plan’s intent and purpose.

Section 8.7 Obligation to Company.

If a Participant becomes entitled to a Distribution of Plan benefits and the Participant has any debt, obligation, or other liability representing an amount owed to the Company or any other member of the LyondellBasell Group or any benefit plan sponsored by a member of the LyondellBasell Group, then the Plan Administrator, in its sole discretion, may offset the amount owed against the amount of benefits otherwise distributable under this Plan.

Section 8.8 Protective Provisions.

Each Participant shall cooperate with the Plan Administrator by furnishing any and all information the Plan Administrator requests to facilitate Plan benefit payments, taking any physical examinations the Plan Administrator deems necessary and taking other relevant action as the Plan Administrator requests. If a Participant refuses to cooperate, the Plan Administrator, the Employer, the Company and the Plan Sponsor shall have no further obligation to the Participant under the Plan. If the Participant makes any material misstatement of information or nondisclosure of medical history, no benefits will be payable to the Participant or his Beneficiary unless, at the Plan Administrator’s sole discretion, benefits are payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of any Participant action, misstatement or nondisclosure.

Section 8.9 Gender, Singular and Plural.

All pronouns and any variations are deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons requires. The singular may be read as the plural and the plural as the singular, as the context may require.

Section 8.10 Governing Law.

This Plan shall be construed, regulated and administered under the laws of the State of Texas, except to the extent that those laws are preempted by ERISA.

Section 8.11 Notice.

Any notice or filing required or permitted to be given to the Benefits Administrative Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Plan Sponsor’s principal office, directed to the attention of the Secretary of the Benefits Administrative Committee. Notice shall be deemed given on the delivery date or, if delivery is made by mail, on the date shown on the postmark on the receipt for registration or certification.

Section 8.12 Successors and Assigns.

This Plan shall be binding on the Plan Sponsor, the Participating Employers and their successors and assigns.

Section 8.13 Incapacity.

If the Plan Administrator deems any person entitled to receive any Plan payment is incapable of receiving or disbursing the payment because of minority, illness or infirmity, mental incompetence, or incapacity of any kind, the Plan Administrator, in its sole discretion, may take any one or more of the following actions: it may apply the payment directly for the person’s comfort, support and maintenance; it may reimburse any person for any support supplied to the person entitled to receive any payment; or it may pay any other person the Plan Administrator selects to disburse the payment for the person’s comfort, support and maintenance, including, without limit, to any relative who has undertaken, wholly or partially, the expense of the person’s comfort, care and maintenance, or any institution in whose care or custody the person entitled to the payment may be. The Plan Administrator, in its sole discretion, may deposit any payment due to a minor to the minor’s credit in any savings or commercial bank of the Plan Administrator’s choice.